Exhibit 99.1

Conference call:	Today, Thursday, March 13, 2008 at 4:30 P.M. EDT
Webcast / Replay URL:	http://www.wave.com
Dial-in numbers:	212-231-6010 or 415-537-1841

Wave Achieves Record Net Revenues of $1.9 million and

$6.3 Million for Q4 and Full-Year 2007, Respectively

— Growth Driven Principally by PC OEM Royalties,

Complemented by Client and Server Upgrades —

Lee, MA — March 13, 2008 - Wave Systems Corp. (NASDAQ: WAVX; www.wave.com) a leading developer of trusted computing solutions and services, today reported record net revenues for the fourth quarter (Q4) and year ended December 31, 2007 and reviewed recent corporate progress and developments.  For the full year 2007, over 18 million copies of Wave’s EMBASSY Trust Suite (ETS) software were shipped by PC OEM partners.  To date, a total of over 22 million ETS copies have shipped since the product’s inception.

Principally reflecting a 119% increase in software license revenues in Q4 2007 versus Q4 2006, Wave’s Q4 2007 net revenues rose 116% to a record $1,875,000, compared to Q4 2006 net revenues of $866,000.  The higher level of license revenues was principally due to royalties earned from a significant increase in the number of bundled shipments of Wave software by OEM partners.  Gross profit rose to $1,643,000 in Q4 2007, or a gross profit margin of 88%, compared to gross profit of $656,000 in Q4 2006, or a gross profit margin of 76%, principally reflecting higher sales volumes on fully amortized software costs, offset somewhat by higher customer support costs.

Reflecting higher levels of SG&A and research expense related to headcount additions and higher salary and expense, Wave reported a Q4 2007 net loss of $5.3 million, or $0.11 per basic share, compared to a Q4 2006 net loss of $4.8 million, or $0.12 per basic share.  Per share figures are based on a weighted average number of basic shares outstanding in the fourth quarters of 2007 and 2006 of 49,699,460 and 41,054,796 respectively.

For the full year 2007, Wave’s net revenues rose by 102% to a record $6.3 million, compared to net revenues of $3.1 million in 2006.  Wave’s SG&A expense rose 21% in 2007 reflecting a range of costs related to higher levels of sales, marketing, business development, corporate communications and customer support activities.  R&D expenses increased by 24% to accommodate salary increases and new hires related to Wave’s expanding product development activities.

As a result of higher overhead levels, which more than offset the year-over-year increase in revenue, Wave reported a net loss in 2007 of $20.0 million, or $0.43 per basic share, compared to a net loss in 2006 of $18.8 million, or $0.51 per basic share.  The weighted average number of basic shares outstanding in 2007 and 2006 were 46,660,794 and 36,735,059, respectively.

Steven Sprague, Wave’s president and CEO, commented, “Wave made substantial progress in 2007 and that momentum continues in 2008, driven in part by growing enterprise interest in Dell’s Seagate Full Disc Encryption (FDE) solution which features our ETS software.  This solution, actively marketed by Dell as the ‘The World’s Most Secure Notebook,’ is generating broad interest among enterprises seeking to secure confidential data and applications on mobile PCs, and has led to some initial enterprise upgrades to Wave’s EMBASSY Remote Administration Server.  While modest upgrade activity continued in Q4 2007, we are seeing increasing interest from enterprises considering the use of FDE solutions, including several large organizations which have informed us that they have begun or plan to begin FDE pilots.

“In 2008, Wave has completed a number of Embassy Remote Administration Server sales and installations.  These range in size from a few units to hundreds of seats in a single installation.  As these customers order new PC’s we believe that many will require FDE Drives, TPMs and our software on those platforms.  We are actively working with a number of organizations to plan the roll out of our server either in anticipation of their purchasing new PCs with Seagate FDE drives or for integration with existing PC’s.  Our customers include enterprises in industries including healthcare, law, financial services, government and manufacturing, located both domestically and abroad.

“We believe that recent, high-profile coverage of the inherent challenges of software-based disc encryption solutions has helped to increase focus on the benefits of hardware-based full disc encryption and related security solutions.  In addition, many of our FDE customer prospects are expressing interest in the use of our solutions with their trusted platform modules (TPMs) and are allowing us to demonstrate how Wave solutions can deliver hardware-based security, authentication and network access functions in a cost effective manner by leveraging the TPM security chips already deployed in many of their PCs.

“As we proceed through 2008, we remain focused on working closely with our partners to convert enterprise leads into upgrade customers for our full client/server solutions.  This process is providing us with valuable experience and enhancements to our marketing efforts.  With the growing availability of trusted computing hardware and the increasing awareness of the unique benefits of TPM security chips and our solutions, we anticipate continued growth in 2008 in both our bundled software sales and our upgrade sales of client and server software, although, the slope of that growth remains difficult to predict.”

Balance Sheet Snapshot & Auditor’s Opinion Letter Disclosure

As of December 31, 2007 Wave had total current assets of $6.0 million, including cash equivalents of $3.7 million and no long-term debt.  Pursuant to Rule 4350 of the FINRA Marketplace Rules, Wave is announcing, as it has done the past three years at this time, that its auditors’ opinion letter which will be contained in Wave’s Form-10-K for the year ended December 31, 2007 raises “substantial doubt” about Wave’s ability to continue as a going concern given its recurring losses from operations, working capital position and its accumulated deficit.

Summary of recent progress/developments:

(for more details, please visit www.wave.com):

Dell Software License Amendment: In early January, Wave signed an amendment to its software license agreement with Dell extending the term of the agreement to January 2011.  Pursuant to the agreement, Dell is permitted to distribute Wave’s ETS software on certain of its PCs that include TPM security chips.  Reflecting value-added features incorporated into a new version 3.0 of Wave’s ETS software, starting later in 2008 Wave will receive a higher per-unit royalty based on the volume of products shipped by Dell with this software.  The contract does not provide for guaranteed minimum royalties or shipped quantities of units containing Wave software.

NEC Unveils Laptop with TPM and Wave Management Software: In mid December, NEC Computers unveiled its advanced, hardware-based Laptop Security for small and medium-sized businesses featuring advanced authentication and data security solutions that include the trusted platform module and Seagate encrypting drives with Wave management software.

Wave Releases Embassy Remote Administration Server Version 1.5: In late January, Wave released EMBASSY Remote Administration Server (ERAS) version 1.5.  ERAS is multi-platform server software that provides centralized administration and management for trusted hardware security throughout the enterprise.  ERAS 1.5 features new, compliance-focused enhancements that are designed to enable organizations with full disk encrypting (FDE) hard drives from Seagate to generate a detailed audit log of drive security events, thereby helping to establish that encryption was not disabled by the user and that data on the drive remained protected.  ERAS also gives systems administrators the ability to enable and leverage TPM security chips for a variety of security capabilities, including strong authentication to virtual private networks (VPN) and wireless access.

Frontline Technologies: In late November, Wave completed a reseller agreement with Frontline Technologies Corporation Ltd., a leading IT Services provider in Asia.  Frontline is authorized to market and sell Wave’s line of client and server software solutions in the greater Asia Pacific region, as well as advise its clients on the uses of those solutions to strengthen data protection, strong authentication and network access control throughout the client’s enterprise.

Dell Advertising Campaign: In early December, Dell initiated the “The World’s Most Secure Notebook” advertising campaign.  The campaign highlights the Dell/Seagate/Wave notebook solution and was featured on the back covers of Business Week, Fortune, Forbes, The Wall Street Journal, and The New York Times, as well as on home page ad campaigns at www.usatoday.com and www.businessweek.com.

SC Magazine Awards Program: In late December, Wave was named a finalist in the SC Magazine Awards program for outstanding achievement in information-technology security.  Wave’s EMBASSY® security management software had been recognized in the Reader Trust Award Best Endpoint Security Solution category of the competition.  Wave’s elite endpoint security solution was among more than 600 entries submitted in more than 30 technology categories.

TVTONIC Expands High-Definition Offerings through On Networks: In mid February, Wavexpress, a provider of broadband media technology and services, majority-owned by Wave, entered a content license with ON Networks, a leading new media company.  The content license allows Wavexpress to feature five of ON Networks’ TV shows (“Golf Tips with Joe Beck,” “On Dating,” “The Parent Code,” “Backpack Picnic” and “Bif! Bam! Pow! Wow!”) in high-definition in its free Internet television application, TVTONIC.

About Wave Systems

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on tens of millions of PCs and are standard equipment on many enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Except for the statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include general economic and business conditions, the ability to fund operations, the ability to forge partnerships required for deployment, changes in consumer and corporate buying habits, chip development and production, the rapid pace of change in the technology industry and other factors over which Wave Systems Corp. has little or no control.  Wave Systems assumes no obligation to publicly update or revise any forward-looking statements.

All brands are the property of their respective owners.

Contact:
Gerard T. Feeney, CFO	David Collins, Ratula Roy

Wave Systems Corp.

Jaffoni & Collins

info@wavesys.com	wavx@jcir.com
413/243-1600	212/835-8500

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
Assets

Current assets:

Cash and cash equivalents	$3,714,030	$7,965,994
Accounts Receivable, net of allowance for doubtful accounts of $- 0 - and $40,547 at December 31, 2007 and 2006, respectively	1,165,385	635,852
Prepaid expenses	339,342	206,835
Total current assets	5,218,757	8,808,681
Property and equipment, net	682,512	419,724
Other assets	136,587	131,272
Total Assets	6,037,856	9,359,677
Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	3,253,320	3,035,349
Deferred revenue	289,025	404,059
Total current liabilities	3,542,345	3,439,408
Stockholders’ Equity:
Common Stock, $.01 par value. Authorized 150,000,000 shares as Class A;
49,744,327 shares issued and outstanding in 2007 and 42,203,773 in 2006	497,443	422,038
Common Stock, $.01 par value. Authorized 13,000,000 shares as Class B;
38,232 shares issued and outstanding in 2007 and 39,232 in 2006	382	392
Capital in excess of par value	325,481,336	309,029,938
Accumulated deficit	(323,483,650)	(303,532,099)
Total Stockholders’ Equity	2,495,511	5,920,269
Total Liabilities and Stockholders’ Equity	$6,037,856	$9,359,677

Wave Systems Corp. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues
Licensing	1,870	854	6,224	2,672
Services	5	12	83	444
Total net revenues	$1,875	$866	$6,307	$3,116

Cost of Sales
Licensing	223	208	782	701
Services	9	2	30	283
Total Cost of Sales	232	210	812	984

Gross Profit	1,643	656	5,495	2,133

Operating Expenses:
Selling, general and administrative	4,128	3,198	15,223	12,598
Research and development	2,870	2,311	10,558	8,486
Total Expenses	6,998	5,509	25,781	21,084

Net Interest income	67	85	334	164
Unrealized gain in value of warrant liability	—	—	—	3
Total other income	67	85	334	167

Net loss	(5,288)	(4,767)	(19,952)	(18,785)

Net loss per share — basic	$(0.11)	$(0.12)	$(0.43)	$(0.51)

Adjusted weighted average shares
outstanding — basic	49,699	41,055	46,661	36,735